Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-284988 and 333-288394 on Form S-3, Registration Statement Nos. 333-276415, 333-283451, 333-286407, 333-287883, and 333-292624 on Form S-1, and Registration Statement Nos. 333-259424, 333-272687, and 333-291915 on Form S-8 of our report dated March 31, 2026, relating to the financial statements of Nuvve Holding Corp. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

San Diego, California
March 31, 2026